EXHIBIT 99.1
ITEM 1. BUSINESS.
Segment Financial and Geographic Disclosures
We have two primary operating segments - Term Life Insurance and Investment and Savings Products. The Term Life Insurance segment includes underwriting profits on our in-force book of term life insurance policies, net of reinsurance, which are underwritten by our life insurance company subsidiaries. The Investment and Savings Products segment includes mutual funds and variable annuities distributed through licensed broker-dealer subsidiaries and includes segregated funds, an individual annuity savings product that we underwrite in Canada through Primerica Life Canada. We also have a Corporate and Other Distributed Products segment, which consists primarily of revenues and expenses related to the distribution of non-core products, prepaid legal services and various insurance products other than our core term life insurance products.

Information regarding operations by segment follows:

	Year ended December 31,
	2011	2010	2009
	(In thousands)
Revenues:
Term life insurance segment	$554,995	$808,568	$1,742,065
Investment and savings products segment	396,703	361,807	300,140
Corporate and other distributed products segment	151,395	191,488	178,196
Total revenues	$1,103,093	$1,361,863	$2,220,401
Income (loss) before income taxes:
Term life insurance segment	$162,450	$261,483	$641,118
Investment and savings products segment	117,076	113,530	93,404
Corporate and other distributed products segment	(35,617)	(13,544)	7,273
Total income before income taxes	$243,909	$361,469	$741,795
Information regarding operations by country follows:

	Year ended December 31,
	2011	2010	2009
	(In thousands)
Revenues by country:
United States	$895,067	$1,136,414	$1,922,047
Canada	208,026	225,449	298,354
Total revenues	$1,103,093	$1,361,863	$2,220,401
Income before income taxes by country:
United States	$181,151	$282,492	$621,083
Canada	62,758	78,977	120,712
Total income before income taxes	$243,909	$361,469	$741,795
Information regarding assets by segment follows:

	December 31,
	2011	2010	2009
	(In thousands)
Assets:
Term life insurance segment	$6,009,162	$5,642,243	$8,750,179
Investment and savings products segment	2,591,137	2,615,916	2,192,583
Corporate and other distributed products segment	1,251,521	1,511,250	2,487,121
Total assets	$9,851,820	$9,769,409	$13,429,883

EX 99.1-1

Information regarding long-lived assets by country follows:

	December 31,
	2011	2010	2009
	(In thousands)
Long-lived assets:
United States	$84,550	$90,566	$90,905
Canada	316	1,114	1,265
Total long-lived assets	$84,866	$91,680	$92,170
For information on risks relating to our Canadian operation, see "Risk Factors" and "Item 7A. Quantitative and Qualitative Information About Market Risks – Canadian Currency Risk."

EX 99.1-2